Exhibit 99.1

SolarEdge Appoints New Directors to its Board of Directors

MILPITAS, Calif. — January 8, 2025. SolarEdge Technologies, Inc. (Nasdaq: SEDG), a global leader in smart energy technology, today announced the appointment of Yoram Tietz and Gilad Almogy to its Board of Directors, effective January 6, 2025. Mr. Tietz has been appointed as chair the Board’s Audit Committee, while Mr. Almogy joined the Board’s Technology Committee.

Yoram Tietz is a Senior Advisor to General Atlantic, a leading global growth equity investment fund where he provides strategic support and counsel for General Atlantic’s investing platform in Israel. Prior to joining General Atlantic, Mr. Tietz spent 27 years at Ernst & Young (EY), including more than 15 years as Managing Partner of EY Israel.  Prior to his role as Managing Partner, he was Head of High-Tech Cluster at EY Israel from 2000 to 2007, where he advised and counseled many Israeli tech founders and CEOs.

Mr. Tietz is the Chairman of the Friends of Sheba Medical Center. He advises Sheba’s Management on innovation and transformation and is a director at Sheba Impact Ltd. – Sheba’s TTO. In addition to Sheba, Mr. Tietz is also actively involved in community and philanthropic initiatives as Co-Founder and Chairman of Birthright Excel.

Gilad Almogy is the Founder and CEO of Ultima Genomics, provider of the first $100 human genome sequencing solution. Mr. Almogy founded Ultima Genomics in 2016 with a mission to continuously reduce the cost of genomic sequencing and expand its access to enable the era of Omics data-driven healthcare.

Previously, Mr. Almogy was the Founder and CEO of Cogenra Solar, a developer of record breaking shingled solar modules, with multiple gigawatts deployed worldwide to date. He led Cogenra from inception until its acquisition by SunPower (Nasdaq: SPWR) in 2015.

Before Cogenra, Mr. Almogy was a senior vice president for Applied Materials (Nasdaq: AMAT) where he led the Process Diagnostic and Control Group and later the Display Group, a more than $1 billion per year revenue business. He joined Applied Materials through its acquisition of Orbot in 1997. While at Orbot and Applied Materials, Mr. Almogy led the development of wafer inspection systems that are now widely adopted in semiconductor fabs worldwide.

Mr. Almogy earned a PhD in Applied Physics from the California Institute of Technology and a BSc in Mathematics and Physics from the Hebrew University in Jerusalem’s Talpiot program. He is the inventor of more than 80 US Patents.

“We are pleased to welcome both Yoram Tietz and Gilad Almogy to our Board of Directors,” said Avery More, Chairman of the Board. “The addition of seasoned executives serves to strengthen our Board, and we look forward to benefitting from both Gilad and Yoram’s insights as we shape our financial and strategic objectives. Their diverse experience across financial and technology disciplines will undoubtedly contribute to our Boardroom discussions as we continue to advance SolarEdge’s vision to create a world powered by clean, sustainable energy.”

About SolarEdge

SolarEdge is a global leader in smart energy technology. By leveraging world-class engineering capabilities and with a relentless focus on innovation, SolarEdge creates smart energy solutions that power our lives and drive future progress. SolarEdge developed an intelligent inverter solution that changed the way power is harvested and managed in photovoltaic (PV) systems. The SolarEdge DC optimized inverter seeks to maximize power generation while lowering the cost of energy produced by the PV system. Continuing to advance smart energy, SolarEdge addresses a broad range of energy market segments through its PV, storage, EV charging, batteries, and grid services solutions. SolarEdge is online at www.solaredge.com

Investor Contacts
SolarEdge Technologies, Inc.
JB Lowe, Head of Investor Relations
investors@solaredge.com

Sapphire Investor Relations, LLC
Erica Mannion or Michael Funari
investors@solaredge.com